Exhibit 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF
CAVCO INDUSTRIES, INC.
The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of Cavco Industries, Inc. held on March 28, 2006, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for consideration thereof by the stockholders at the 2006 annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:
BE IT RESOLVED that, subject to the approval by the requisite vote of the Stockholders of the Corporation at the 2006 annual meeting of stockholders, the Restated Certificate of Incorporation of the Corporation be amended to increase the total number of shares of Common Stock that the Corporation is authorized to issue to twenty million (20,000,000), to be effected by amending the first paragraph of Article Fourth of the Corporation’s Restated Certificate of Incorporation to read in its entirety as follows:
FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 21,000,000, of which 20,000,000 shares are classified as common stock, par value $.01 per share (“Common Stock”), and 1,000,000 shares are classified as preferred stock, par value $.01 per share (“Preferred Stock”).
; and further
RESOLVED, that the Board hereby directs that the Charter Amendment be submitted for approval by the stockholders of the Corporation at the 2006 annual meeting of stockholders.
SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of the stockholders of said corporation held on June 29, 2006, which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 29th day of June, 2006.

CAVCO INDUSTRIES, INC.
By:	/s/ Daniel L. Urness
Daniel L. Urness
Vice President and Chief Financial Officer

RESTATED CERTIFICATE OF INCORPORATION
OF
CAVCO INDUSTRIES, INC.
UNDER SECTIONS 242 AND 245 OF THE
DELAWARE GENERAL CORPORATION LAW
     CAVCO INDUSTRIES, INC. (“the Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:
     1. The name of the Corporation is:
          Cavco Industries, Inc.
     The Corporation was originally incorporated under the same name upon the filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on January 14, 2003.
     2. The restatement and amendment of the Certificate of Incorporation has been duly adopted by a resolution of the Board of Directors of the Corporation (the “Board of Directors”) proposing and declaring advisable this Restated Certificate of Incorporation, and the sole holder of all shares of the capital stock of the Corporation has duly approved and adopted this Restated Certificate of Incorporation, all in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
     3. This Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation.
     4. The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:
     FIRST: The name of the Corporation is Cavco Industries, Inc. (hereinafter, the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent of the Corporation at such address is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
     FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 11,000,000, of which 10,000,000 shares are classified as common stock, par value $.01 per share (“Common Stock”), and 1,000,000 shares are classified as preferred stock, par value $.01 per share (“Preferred Stock”).
     The Corporation may issue shares of any class or series of its capital stock from time to time for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.
     The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions, of the Preferred Stock and the Common Stock:
DIVISION A. PREFERRED STOCK
     The shares of Preferred Stock may be divided into and issued in one or more series, the relative rights, powers and preferences of which series may vary in any and all respects. The Board of Directors is expressly vested with the authority to fix, by resolution or resolutions adopted prior to and providing for the issuance of any shares of each particular series of Preferred Stock, and incorporate in a certificate of designations filed with the Secretary of State of the State of Delaware, the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, to the extent not provided for in this Restated Certificate of Incorporation. The Board of Directors is also expressly vested with the authority to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series of Preferred Stock below the number of shares within such series that is then issued. The authority of the Board of Directors with respect to fixing the designations, powers, preferences, rights, qualifications, limitations and restrictions of each such series of Preferred Stock shall include, but not be limited to, determination of the following:
     (1) the distinctive designation and number of shares of that series;
     (2) the rate of dividends (or the method of calculation thereof) payable with respect to shares of that series, the dates, terms and other conditions upon which such dividends shall be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of capital stock of the Corporation;
     (3) the nature of the dividend payable with respect to shares of that series as cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date or dates and under what circumstances;
     (4) whether shares of that series shall be subject to redemption, and, if made subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption (including the manner of selecting shares of that series for redemption if fewer than all shares of such series are to be redeemed);
     (5) the rights of the holders of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation (which rights may be different if such action is voluntary than if it is involuntary), including the relative rights of priority in such event as to the rights of the holders of any other class or series of capital stock of the Corporation;
     (6) the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of that series;
     (7) whether shares of that series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation or entity, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;
     (8) the extent, if any, to which the holders of shares of that series shall be entitled (in addition to any voting rights provided by law) to vote as a class or otherwise with respect to the election of directors or otherwise;
     (9) the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, dissolution or winding up;
     (10) any other repurchase obligations of the Corporation, subject to any limitations of applicable law; and
     (11) any other designations, powers, preferences, rights, qualifications, limitations or restrictions of shares of that series.
     Any of the designations, powers, preferences, rights, qualifications, limitations or restrictions of any series of Preferred Stock may be dependent on facts ascertainable outside this Restated Certificate of Incorporation, or outside the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Restated Certificate of Incorporation. Except as applicable law or this Restated Certificate of Incorporation otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or any class of capital stock of the Corporation.

     The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to the authority granted in this Division A of this Article Fourth, and the consent, by class or series vote or otherwise, of holders of Preferred Stock of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock, whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of holders of at least a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of shares of any or all other series of Preferred Stock.
     Shares of any series of Preferred Stock shall have no voting rights except as required by law or as provided in the relative powers, preferences and rights of such series.
DIVISION B. COMMON STOCK
     1. Dividends. Dividends may be paid on the Common Stock, as the Board of Directors shall from time to time determine, out of any assets of the Corporation available for the payment of such dividends after full cumulative dividends on all outstanding shares of capital stock of all series ranking senior to the Common Stock in respect of dividends and liquidation rights (referred to in this Division B as “stock ranking senior to the Common Stock”) have been paid, or have been declared and a sum sufficient for the payment thereof has been set apart, for all past quarterly dividend periods, and after or concurrently with making payment of or provision for dividends on all outstanding shares of stock ranking senior to the Common Stock for the then current quarterly dividend period.
     2. Distribution of Assets. In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of the stock ranking senior to the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive, on a pro rata basis, all of the remaining assets of the Corporation available for distribution to its stockholders. The Board of Directors, by vote of a majority of the members thereof, may distribute in kind to the holders of the Common Stock such remaining assets of the Corporation, or may sell, transfer or otherwise dispose of all or any of the remaining property and assets of the Corporation to any other corporation or other purchaser and receive payment therefore wholly or partly in cash or property, or in stock of any such corporation, or in obligations of such corporation or other purchaser, and may sell all or any part of the consideration received therefore and distribute the same or the proceeds thereof to the holders of the Common Stock.
     3. Voting Rights. Subject to the voting rights expressly conferred under prescribed conditions upon the stock ranking senior to the Common Stock, the holders of the Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes.
DIVISION C. OTHER PROVISIONS APPLICABLE TO
CAPITAL STOCK
     1. Preemptive Rights. No holder of any stock of the Corporation shall be entitled as of right to purchase or subscribe for any part of any unissued or treasury stock of the Corporation, or of any additional stock of any class, to be issued by reason of any increase of the authorized capital stock of the Corporation, or to be issued from any unissued or additionally authorized stock, or of bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, but any such unissued or treasury stock, or any such additional authorized issue of new stock or securities convertible into stock, may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms as the Board of Directors may, in its discretion, determine, without offering to the stockholders then of record, or any class of stockholders, any thereof, on the same terms or any terms.

     2. Votes Per Share. Any stockholder of the Corporation having the right to vote at any meeting of the stockholders or of any class or series thereof, shall be entitled to one vote for each share of stock held by him, except as otherwise provided with respect to any series of Preferred Stock pursuant to this Restated Certificate of Incorporation or a resolution of the Board of Directors providing for the establishment of such series of Preferred Stock; provided that no holder of Common Stock shall be entitled to cumulate his votes for the election of one or more directors or for any other purpose.
     FIFTH: (a) Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Restated Certificate of Incorporation, the Board of Directors is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Restated Certificate of Incorporation and the Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.
          (b) Number, Election and Terms of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office, but in any event shall not be less than one nor more than 15. Effective upon and commencing as of the first date on which the Board of Directors shall fix the number of directors which shall constitute the whole Board of Directors to be a number equal to or greater than three, the directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes: Class I, Class II and Class III, it being understood that the Board of Directors shall assign each person who is then serving as a director to one of such classes. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors, and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors. Each director shall hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.
     At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.
     In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. The Board of Directors shall specify the class to which a newly created directorship shall be allocated.
     Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
          (c) Removal of Directors. No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Except as applicable law otherwise provides, cause for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least 80% of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors pursuant to a resolution of the Board of Directors providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of this Restated Certificate of Incorporation or such resolution.
          (d) Vacancies. Except as a resolution of the Board of Directors providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
          (e) Amendment of this Article Fifth. In addition to any other affirmative vote required by applicable law, this Article Fifth may not be amended, modified or repealed except by the affirmative vote of the holders of at least sixty six and two-thirds percent (66-2/3%) of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
     SIXTH: (a) Action by Written Consent; Special Meetings. No action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of the stockholders of the Corporation to consent in writing to the taking of any action by written consent without a meeting is specifically denied. Unless otherwise provided by the DGCL, by this Restated Certificate of Incorporation or by any provisions established pursuant to Article Fourth hereof with respect to the rights of holders of one or more outstanding series of Preferred Stock, special meetings of the stockholders of the Corporation may be called at any time only by the Chairman of the Board of Directors, the President and Chief Executive Officer of the Corporation, or by the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the members of the Board of Directors, and no such special meeting may be called by any other person or persons.
          (b) Amendment of this Article Sixth. In addition to any other affirmative vote required by applicable law, this Article Sixth may not be amended, modified or repealed except by the affirmative vote of the holders of at least sixty six and two-thirds percent (66-2/3%) of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
     SEVENTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation; provided, however, that this Article Seventh shall not eliminate or limit the liability of such a director (1) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (4) for any transactions from which such director derived an improper personal benefit. If the DGCL is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     EIGHTH: (a) Indemnification. Each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL and other applicable law in effect on the date of the filing of this Restated Certificate of Incorporation, and to such greater extent as applicable law may thereafter permit, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such Indemnitee in connection with such a Proceeding, and such right of indemnification shall continue with respect to an Indemnitee who has ceased to be such a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The rights of an Indemnitee under the immediately proceeding sentence shall include, but not be limited to, the right to be indemnified to the fullest extent permitted by Section 145(b) of the DGCL in the case of Proceedings by or in the right of the Corporation and to the fullest extent permitted by Section 145(a) of the DGCL in the case of all other Proceedings.
          (b) Advancement of Expenses. An Indemnitee shall be entitled to the payment of expenses (including attorneys’ fees) incurred in defending any Proceeding in advance of the final disposition thereof in accordance with the provisions set forth in the Bylaws of the Corporation or, if no provisions relating to the advancement of expenses are set forth therein, in accordance with such terms and conditions as the Board of Directors deems appropriate.
          (c) Determination of Entitlement to Indemnification. A determination as to whether an Indemnitee is entitled to indemnification in respect of any expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement incurred by such Indemnitee in connection with a Proceeding shall be made in accordance with Section 145(d) of the DGCL and the provisions set forth in the Bylaws of the Corporation.
          (d) Non-Exclusivity. The rights conferred by this Article Eighth shall not be exclusive of any other rights which an Indemnitee or any other person may now or hereafter have under this Restated Certificate of Incorporation or any bylaw, agreement, vote or stockholder or disinterested directors or otherwise.
     NINTH: The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the affirmative vote of at least eighty percent (80%) of all directors then in office at any regular or special meeting of the Board of Directors called for that purpose. In addition to any other affirmative vote required by applicable law, this Article Ninth may not be amended, modified or repealed except by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
     TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or a class of stockholders of the Corporation as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all of the creditors or class of creditors, and/or the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
     ELEVENTH: The Corporation has elected not to be governed by Section 203 of the DGCL until the first date on which no person (as defined in such Section) is the beneficial owner (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of at least a majority of the outstanding voting stock (as defined in such Section) of the Corporation. From such date forward, the Corporation shall be governed by Section 203 of the DGCL, and will continue to be governed by such section even if after such date a person becomes the beneficial owner of a majority (or more) of the outstanding voting stock of the Corporation.
     IN WITNESS WHEREOF, the Corporation has caused the Restated Certificate of Incorporation to be signed and attested by its duly authorized officer, this 30th day of June 2003.

CAVCO INDUSTRIES, INC.
By:	/s/ Joseph H. Stegmeyer
Joseph H. Stegmayer
President and Chief Executive Officer